Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of this 01 day of February, 2007.

BETWEEN:

Phinder Technologies Inc., a Florida corporation (hereinafter referred to as the "Corporation")
OF THE FIRST PART

- and -

John Alexander van Arem, of the City of Toronto, in the Province of Ontario

(hereinafter referred to as the "Executive")

OF THE SECOND PART

WHEREAS the Corporation and the Executive have agreed to enter into this Employment Agreement to formalize in writing the terms and conditions reached between them governing the Executive's employment;

NOW THEREFORE in consideration of the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

ARTICLE 1 - COMMENCEMENT AND TERM

1.1  Term.

The term of this Agreement shall commence February 1, 2007 and shall continue indefinitely until terminated in accordance with this Agreement.

ARTICLE 2 -EMPLOYMENT

2.1  Position.

Subject to the terms and conditions hereof, the Executive shall be employed by the Corporation in the office of Chief Executive Officer and shall perform such duties and exercise such powers and responsibilities of such office as are set out in this Agreement, as are contained in the By-laws of the Corporation and as are otherwise prescribed or specified from time to time by the board of directors of the Corporation.

2.2  Responsibilities.

The Executive agrees to devote a sufficient portion of his time, attention and ability to the business and affairs of the Corporation, to discharge the responsibilities assigned to the Executive, and to use the Executive's best efforts to perform faithfully and efficiently all such responsibilities.

The Corporation acknowledges as follows:

a)	that the Executive has other business interests and obligations and he shall be entitled to devote time during office hours to look after these interests;

b)
that such business interests may be performed for entities that are not related to the Corporation and may involve providing interest services other than an Interest Yellow Pages Advertising Service ("Business");

c)	that so long as the Executive is in compliance with his obligations respecting paragraphs 5.2, 5.4 and 5.5 herein, he may be contracted by other entities to provide services to them;

d)
that, unless a business opportunity relates directly to the Business, the Executive shall not be obligated to share said opportunity with the Corporation and, furthermore, the Executive shall be permitted to make personal use of the said business opportunity;

e)
so long as the Executive is discharging his responsibilities as set out by the Corporation hereunder, the pursuit by the Executive of other business interests shall not be a breach of the Executive's obligations under the Business Corporations Act (Ontario)

The Executive shall ensure that his responsibilities to the corporation shall be carried out to the best of his abilities.

ARTICLE 3 - REMUNERATION

3.1  Salary.

The Corporation shall pay the Executive a base salary (the "Base Salary") of $14,000 per month in lawful currency of the United States of America (USD).

3.2 Benefits and Perquisites.

(a)
The Executive shall be entitled to participate in all of the Corporation's group insurance benefit plans, currently including basic medical, extended health and dental, long-term disability and life. All plans are governed by their terms.

(b)	The Executive shall be entitled to a car allowance of $850 USD per month plus a $200 USD parking allowance.

(c)
The executive shall also be reimbursed for all expenses incurred for the business, which shall include but not be limited to: cell phone, all travel, hotel, restaurant and other entertainment expenses which the executive shall incur.

(d)	The Executive is not entitled to any other benefit or perquisite other than as specifically set out in this Agreement or agreed to in writing by the Corporation.

3.3  Vacation.

The Executive shall be entitled to 6 weeks vacation with pay annually. Such vacation shall be taken at a time or times acceptable to the Corporation having regard to its operations. Accumulated vacation can be carried or at the option of the executive unused vacation days can be paid out.

3.4   Bonuses

(a)	The Executive shall be entitled to the following bonuses, in the form of share options, when the Corporation first attains the benchmarks set out below:

Bonus:
•
Level 1 - When the corporation posts gross revenues in excess of $4,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 500,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 1, the Executive shall receive an additional increase of $2,000 USD per month effectively raising the Base Salary to $16,000 USD per month.

•
Level 2 - When the corporation posts gross revenues in excess of $6,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 500,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 2, the Executive shall receive an increase of $2,000 USD per month effectively raising the Base Salary to $18,000 USD per month.

•
Level 3 - When the corporation posts gross revenues in excess of $7,500,000 USD for one fiscal quarter the Executive shall be entitled to an additional 750,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 3, the Executive shall receive an increase of $2,000 USD per month effectively raising the Base Salary to $20,000 USD per month.

•
Level 4 - When the corporation posts gross revenues in excess of $10,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 750,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 4, the Executive shall receive an increase of $2,000 USD per month effectively raising the Base Salary to $22,000 USD per month.

•
Level 5 - When the corporation posts gross revenues in excess of $15,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 1,000,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 5, the Executive shall receive an increase of $2,000 USD per month effectively raising the Base Salary to $24,000 USD per month.

•
Level 6 - When the corporation posts gross revenues in excess of $20,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 1,000,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 6, the Executive shall receive an increase of $2,000 USD per month effectively raising the Base Salary to $26,000 USD per month.

•
Level 7 - When the corporation posts gross revenues in excess of $30,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 1,500,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 7, the Executive shall receive an increase of $4,000 USD per month effectively raising the Base Salary to $30,000 USD per month.

•
Level 8- When the corporation posts gross revenues in excess of $50,000,000 USD for one fiscal quarter the Executive shall be entitled to an additional 2,000,000 options to purchase common shares In Phinder Technologies Inc. at $0.15 USD.
Additionally when reaching level 8, the Executive shall receive an increase of $10,000 USD per month effectively raising the Base Salary to $40,000 USD per month.

(b)
The share options in paragraph 3.4(a) shall be common shares. In the event the corporation consolidates its shares or does a forward split, said bonus shares shall be issued prorated, i.e. in the event of a consolidation of shares of the Corporation of 2 old shares in return for one new one the executive shall be entitled to earn 250,000 shares for each level the corporation reaches. In the event of a forward split the Executive shall receive the same multiple of options on the Levels 1 through 5 as the shares of the corporation split.

(c)
These bonus shares shall be considered fully earned and shall fall under rule 144 of the securities and exchange act. The shares shall be entitled to piggy back registration rights. Should the corporation file a registration statement these shares shall automatically be included.

(d)	These options shall be exercisable as cashless options.

ARTICLE 4 - TERMINATION OF EMPLOYMENT

4.1  Termination by the Corporation for Just Cause, Disability or Death

(a)	The Corporation may not terminate this Agreement and the Executive's employment hereunder without payment of any compensation unless Just Cause can be proven.

(b)
The Corporation may terminate this Agreement and the Executive's employment hereunder without payment of any compensation either by way of anticipated earnings or damages of any kind at any time for Just Cause.

(c)
The Corporation may terminate this Agreement and the Executive's employment hereunder at any time for reason of Disability, upon payment of a lump sum of equal to six (6) months Base Salary to the Executive. Upon terminating this Agreement for reasons of Disability, the Corporation shall continue to provide insurance benefits provided under paragraph 3.2(a) for a period of eighteen (18) months, save and except for long-term disability, which shall be provided until such time as the Executive no longer qualifies to receive benefits thereunder according to the term of the insurance coverage.

(d)
The Corporation may terminate this Agreement and the Executive's employment hereunder for reason of Death of the Executive, but only after payment of the benefits of any life insurance policy provided to the Executive pursuant to paragraph 3.2(a), such payment being made to the Executive's designated beneficiary. Between the time of the Executive's death and the termination of this Agreement, the Executive's estate, and any beneficiaries, heirs or successors of the Executive, shall not be entitled to any benefits, bonuses or payments under this Agreement save and except for death benefits pursuant to insurance coverage.

(c)	"Just Cause" shall mean just cause for termination at law and shall include, without limitation,:

(i)	gross misconduct or dishonesty in the discharge of his duties hereunder;

(ii)	theft or misappropriation of the Corporation's property;

(iii)	wilful and material breach of fiduciary duties;

(iv)	gross incompetence or gross negligence in the performance of the Executive's duties; or

(v)
the Executive commits a material breach of this Agreement and fails to remedy same, after written notice from the Corporation with particulars, within a period which is reasonable in the circumstances.

(d)
For the purposes of this Agreement, "Disability" shall have occurred if the Executive has been unable due to illness, disease, or mental or physical disability (in the opinion of a qualified medical practitioner who is satisfactory to the Executive and the Corporation acting reasonably), to fulfil his obligations hereunder either for any consecutive six (6) month period or for any period of 9 months (whether or not consecutive) in any consecutive 12 month period, or the Executive has been declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

If there is a dispute between the Executive and the Corporation as to the existence or nature of the Disability, the parties agree to retain the services of one or more medical practitioners, properly licensed in Canada and Ontario in their field in order to resolve the dispute. If the Executive and the Corporation cannot agree on a qualified medical practitioner to confirm the nature or existence of the Disability, each party shall select a medical practitioner, and the two practitioners shall select a third who shall be the approved medical practitioner for this purpose.

4.2	Termination by the Employer Without Cause.

If the Executive's employment is terminated after September 30, 2005 by the Corporation for any reason other than for Just Cause, Disability or Death, then the following provisions shall apply:

(a)
The Corporation shall pay to the Executive his Base Salary for 1 months plus an additional 1 month per year of employment with the Corporation up to a maximum of 12 months following the date of termination and any perquisites to which such executive is entitled under sections 3.2(b) and 3.3 hereof. Additionally all benefits that are unearned or unvested at the time of termination shall be deemed to be earned and vested and the Executive shall be entitled to receive immediately upon termination all 5 bonus levels set out in Section 3.4 hereof regardless of whether the various targets have been met or not. This shall also apply if the Employee agrees with the board that it is in the best interest of the corporation to hire a new CEO.

(b)
The Corporation shall, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, continue all group insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period of 6 months plus 1 month per year of employment with the Corporation up to a maximum of 18 months following the date of termination provided that, (a) the benefits contemplated by this sub-paragraph shall terminate on the date the Executive obtains alternate employment providing comparable benefits; and (b) if the Corporation cannot continue any particular group insurance benefit, the Corporation shall reimburse the Executive for any expenses incurred by the Executive to replace such group insurance benefit.

(c)
In the event the Executive's employment is terminated in accordance with this Section 4.2, the Term of this Agreement will end and the Executive will not be required to perform any services hereunder following the date of termination.

4.3	Early Termination by the Employer Without Cause.

If the Executive's employment is terminated before September 30, 2005 by the Corporation for any reason other than for Just Cause, Disability or Death, then the Corporation shall pay to the Executive compensation equal to three (3) months Base Salary.

4.4	Termination by the Executive.

(a)	The Executive may terminate this Agreement, at any time, upon the occurrence, of any of the following without prior written notice to the Corporation:

(i)	a reduction in the Executive's then current Base Salary

(ii)
a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the Chief Executive Officer;

(each defined as a "Good Reason")

(b)	In the event Executive terminates this Agreement for Good Reason, he shall be entitled to the same payments as provided in Section 4.2 above excluding any unearned bonuses.

(c)	The Executive may terminate this Agreement, at any time, for other than a Good Reason upon giving the Corporation sixty (60) days notice of said termination.

(d)
If the Executive terminates this Agreement under paragraph 4.4(c), the Executive shall be entitled to receive all unpaid Base Salary and all unpaid amounts under paragraphs 3.2, 3.3 and 3.4 as at the date of the notice as well as all Base Salary, benefits under paragraphs 3.2 and 3.3 and bonuses under paragraph 3.4 that become due and payable between the time notice is given and the time that this Agreement terminates.

4.5	Termination upon a Change of Control.

(a)
If, following a Change in Control, the Executive's employment is terminated without Just Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the payments provided in this Section 4.5 in addition to those set out in paragraphs 4.2 and 4.4. Also, immediately following a Change in Control, all amounts, entitlements of benefits in which Executive is not vested shall become fully vested and for the purposes of paragraph 4.4(b) shall be deemed to have been earned.

(b)
The Executive may terminate his employment upon the occurrence of a Change of Control by providing written notice to the Corporation within six months of the occurrence of such Change of Control and the effective date of such termination and the termination of the Executive's employment shall be 30 days from the date of such written notice.

(c)
For the purposes of this Agreement, a "Change of Control" shall mean the occurrence, at any time during the term of this Agreement, of any third party person or group of persons acting jointly or in concert acquiring, directly or indirectly, a controlling interest in the outstanding voting shares in the Corporation, whether by way of takeover bid, merger, amalgamation or otherwise.

(c)	In the event of termination of the Executive's employment pursuant to this Section 4.5, then the following provisions shall apply:

(i)
The Corporation shall pay forthwith to the Executive or as he may direct, a lump sum amount equal 6 months Basic Salary plus any perquisites to which he is entitled under sections 3.2 and 3.3 hereof and any bonus to which the Executive would otherwise be entitled based on the formula set out in Section 3.4 hereof, as amended by paragraph 4.5(a).; and

(ii)
The Corporation shall continue, to the extent it may do so legally and in compliance with the Corporation's benefit plans in existence from time to time, all group and insurance benefits at a level equivalent to those provided to the Executive immediately prior to the termination for a period of 6 months following the date of termination, provided that, if the Corporation cannot continue any particular group insurance benefit, the Corporation shall reimburse the Executive for any expenses incurred by the Executive to replace such group insurance benefit.

(iii)
With respect to a termination pursuant to paragraph 4.5(a), the provisions of this paragraph 4.5(c) are in addition to payments owing under paragraphs 4.2 and 4.4 (as applicable). Where benefits and payment are extended over a period of time, these periods shall extend the time periods otherwise applicable under paragraphs 4.2 and 4.4.

(iv)	Nature of Payment . Any amounts due under this Article 4 are in the nature of severance payments considered to be reasonable by the Corporation and are not in the nature of a penalty.

4.6	Payment to Date of Termination.

Regardless of the reasons for the termination, the Corporation shall make payment to the Executive to the effective date of termination for all Base Salary, any accrued but unpaid vacation entitlements, any earned but unpaid Bonuses and any other amounts earned, accrued or owing to the Executive but not yet paid as well as other or additional benefits in accordance with applicable plans or programs of the Corporation.

4.7	Return of Property.

Upon any termination of this Agreement, the Executive shall forthwith deliver or caused to be delivered to the Corporation all books, documents, computer disks and diskettes and other electronic data, effects, money, securities or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Executive.

4.8	Release.

The Executive and the Corporation acknowledge and agree that the payments pursuant to this Article 4 shall be in full satisfaction of all terms of termination of the Executive's employment, including termination pay and severance pay pursuant to the Employment Standards Act (Ontario) as amended from time to time. Except as otherwise provided in this Article, the Executive shall not be entitled to any further termination payments, damages or compensation whatsoever. As a condition precedent to any payment pursuant to this Article 4, the Executive agrees to deliver to the Corporation prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the Corporation, its affiliates, subsidiaries, directors, officers, employees and agents, in a form reasonably satisfactory to the Corporation and the Corporation agrees to deliver to the Executive prior to any such payment, a full and final release from all actions or claims in connection therewith in favour of the Executive in a form reasonably satisfactory to the Executive.

4.9	Set-Off.

Upon termination, howsoever caused, the Executive authorizes the Corporation to deduct from any payment due to him pursuant to this Agreement, any amounts owed to the Corporation howsoever caused, including by reason of purchases, advances, loans, or in recompense for damages to or lawful property and equipment. This provision shall be applied so as not to conflict with any applicable legislation.

4.10	Provincial Legislation.

All payments made and notice given pursuant to this Article 4 shall include notice of termination and severance pay as defined in the Employment Standards Act (Ontario) as it may from time to time be amended, the provisions of which are deemed to be incorporated into this Agreement and shall prevail to the extent greater.

ARTICLE 5 - COVENANTS OF THE PARTIES

5.1	Corporate Opportunities.

So long he is an Executive of the Corporation, the Executive shall share with the Corporation any corporate opportunities directly related to the Business that he or she has knowledge of and such Executive shall not make any personal use of such corporate opportunity directly or indirectly. The Executive shall not be required to share business or corporate opportunities with the Corporation that do not directly relate to the Business.

5.2	Confidentiality.

It is essential to the success of the Corporation that the business and affairs of the Corporation and its subsidiaries be kept in the strictest confidence. In the event of termination of this Agreement, each party, and in the event the Executive ceases to be an employee of the Corporation, shall, until the expiry of one (1) years from such event, keep all information pertaining to or concerning the Corporation and its subsidiaries (other than as hereinafter provided) in the strictest confidence and not disclose any such information to a third person other than:

(a)
an Affiliated Body Corporation or Associate of the party where it is necessary for the purposes of the Corporation that such Affiliated Body Corporate or Associate enters into an agreement with the Corporation under which such Affiliated Body Corporation or Associate agrees not to use such information for any purpose other than those of the Corporation and be bound by the provisions of this Section 5.2;

(b)	a governmental or other authority to which the disclosure is required by law and where there is no reasonable means to avoid such disclosure;

(c)	a court determining the rights of the parties under this Agreement;

(d)	professional advisors in connection with the performance of their professional services; and

(e)	information regarding the Corporation where disclosure is necessary for legitimate business reasons.

For the purposes of this Agreement, "Affiliated Body Corporate" shall be defined as a corporate entity that for the purposes of the Income Tax Act (Canada) would be defined as a Related Person of the Corporation. For the purposes of this Agreement, "Associate" shall be defined as any non-corporate entity that for the purposes of the Income Tax Act (Canada) would be defined as a Related Person of the Corporation.

5.3	Standard of Care.

The standard of care for protecting information under Section 5.2 will be that degree of care which the parties would use to prevent disclosure, publication or dissemination of their own proprietary or confidential information and no liability will be incurred by the parties for disclosure of such information for whatever reason, including inadvertence, accident or mistake, if they have exercised such standard of care in protecting such information.

5.4	Exceptions Regarding Confidentiality.

No party shall be obligated to keep in confidence or shall incur any liability for disclosure of information to a third party (the "Recipient") of the nature aforesaid which:

(a)	was already known to the Recipient at the time of receipt, other than as a result of the activities of the Corporation;

(b)	was permitted to be disclosed by the party from whom it was obtained;

(c)	has been published or is otherwise within the public domain at the time of its disclosure to the Recipient;

(d)	come into the public domain without any breach of this Agreement; or

(e)	becomes known or available to the Recipient other than as a result of the activities of the Corporation but without any breach of this Agreement by a party.

(f)	was introduced to the corporation by the Executive through one of the Executive’s other business interests.

5.5	Restrictive Covenants.

(a)
The Executive will not at any time, without the prior written consent of the Corporation, during the term of this Agreement or for a period of three months, or, if the Executive's employment is terminated without Just Cause, for a period equal to the number of days prior notice of termination that the Executive would otherwise entitled to under the Employment Standards Act (Ontario), after the termination of this Agreement or the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, Client, or in any manner whatsoever, directly or indirectly:

(i)
anywhere in the Territory, engage in, carry on or other-wise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(ii)
for the purpose of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a Client or a prospective client of the Corporation at the time Executive ceased to be employed by the Corporation or who was a Client during the 12 months immediately preceding such time;

(iii)
solicit or offer employment to any person employed or engaged by the Corporation at the time the Executive ceased to be employed by the Corporation or who was an employee or during the 12 month period immediately preceding such time.

(b)	For the purposes of this Agreement:

(i)	"Territory" shall mean the world

(ii)	"Business" shall mean the Internet Yellow Pages Advertising Program, and related business operations, operated by the Corporation.

(iii)
"Client" shall mean all existing clients of the Corporation as well as any entity with whom the Corporation has within the previous six (6) months or is, in negotiation with a view to the Corporation being instructed to provide goods or services to such entity.

5.6	General Provisions

(a)
The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Section 5.5, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b)
The parties acknowledge that the restrictions in Section 5.5 are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in Section 5.5 may seriously constrain his freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

5.7	Scope of Application.

The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as agent, representative, principal, employee, consultant, director or in any other capacity.

5.8	Limitation of Time Periods and Geographic Area.

While these restrictions are considered by the parties to be reasonable, they may fail for unforeseen technical reasons. Accordingly the parties have agreed that if any of these restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation and its Shareholders but would be valid if, for example, the scope of their time periods or geographic areas were limited, the restrictions shall apply with such modifications as may be necessary to make them valid and effective.

ARTICLE 6 - DIRECTORS AND OFFICERS
6.1	Insurance.

The Corporation shall maintain such directors' and officers' liability insurance for the benefit of the Executive in accordance with corporate policies and as generally provided to the directors of the Corporation.

6.2	Indemnification.

The Corporation agrees that. if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or by-laws or resolutions of the Corporation's board of directors or, if greater, by the laws of the Province of Ontario, and the federal laws of Canada applicable to the Corporation, against all cost, expense, liability, and loss (including, without limitation, attorney's fees, judgments, fines, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Corporation shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

ARTICLE 7 - ARBITRATION

7.1	Arbitration.

If any dispute or controversy shall occur between the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by arbitration. Such arbitration shall be conducted by a single arbitrator to be appointed in accordance with the Rules for the Conduct of Arbitrators of the Arbitrators Institution of Canada Inc. (the "Rules"). The procedure to be followed shall be those set out in the Rules or, if there are no Rules in effect at the commencement of the arbitration, the arbitration shall proceed in accordance with the provisions of the Arbitrations Act (Ontario). The arbitrator shall have the power to proceed with the arbitration and to deliver his award notwithstanding the default by any party in respect of any procedural order made by the arbitrator. The decision arrived at pursuant to the arbitration, howsoever constituted, shall be final and binding and no appeal shall lie therefrom. Judgment upon the award rendered pursuant to the arbitration may be entered in any court having jurisdiction.

ARTICLE 8 - CONTRACT PROVISIONS

8.1	Headings

The headings of the Articles and paragraphs herein are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

8.2	Independent Advice.

The Corporation and the Executive acknowledge and agree that they have each obtained independent legal advice in connection with this Agreement and they further acknowledge and agree that they have read, understand and agree with all of the terms hereof and that they are executing this Agreement voluntarily and in good faith.

8.3	Gender.

Words denoting any gender include both genders

8.4	Governing Law.

This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario with respect to any matters arising out of this Agreement.

8.5	Entire Agreement.

This Agreement, together with the plans and documents referred to herein, constitute and express the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to such employment of the Executive. All promises, representations, collateral agreements and understandings not expressly incorporated in this Agreement are hereby superseded by this Agreement.

8.6	Severability.

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

8.7	Notice.

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by facsimile transmission (with confirmation of receipt) or mailed by prepaid registered mail addressed as follows:

(a)	in the case of the Corporation: Phinder Technologies Inc.	181 University Avenue, Suite 210 Toronto, Ontario, M5H 3M7. Attention: Chief Executive Officer

(b)	in the case of the Executive:	to the last address of the Executive in the records of the Corporation or to such other address as the parties may from time to time specify by notice given in accordance herewith. Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if delivered by facsimile transmission or mailed as aforesaid, upon the date shown on the facsimile confirmation of receipt or on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

8.8	Successors.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, heirs, executors, administrators, successors and assigns.

8.9	Taxes.

All payments under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Corporation may reasonably determine and should withhold pursuant to any applicable law or regulation.

8.10	Currency.

All dollar amounts set forth or referred to in this Agreement refer to United States currency unless specified otherwise.

8.11	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PHINDER TECHNOLOGIES INC.

By:_____________________
Name: Wayne Doss

I am a director of the corporation and I am authorised to bind the corporation.

By:_____________________
Name: Kevin Donahue

I am a director of the corporation and I am authorised to bind the corporation.

By:_____________________
Name: John A. van Arem
Title: Chief Executive Officer

SIGNED SEALED & DELIVERED	}
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